Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (No. 333-296901 and No. 333-289356) on Form S-3ASR and in the Registration Statements (No. 333-283230 and No. 333-283227) on Form S-8 of Talen Energy Corporation of our report dated May 27, 2026, related to the combined financial statements of Gas Plant Business (A Carve-out of Lightstone Generation, LLC), appearing in this Current Report on Form 8-K/A filed by Talen Energy Corporation on August 12, 2026.

/s/ RSM US LLP
Houston, Texas
August 12, 2026